Message filed by Steve Nieman on eRaider.com board on 5.1.03

Hello eRaider audience of concerned shareholders,

I am delighted for the opportunity to utilize this discussion board resource of eRaider's to discuss openly this proxy contest at the AAG. Thank you.

America is synonomous with free speech. As investors, it is our most important tool in our investor toolbox. But it doesn't work well with the top down. We've got to open the box and ratchet speech around a bolt or two.

Investors have been waiting a long, long time to begin to make inroads into corporate boardrooms. Election to boards of directors should carbon copy political elections: There should be broad parameters, a sign-up deadline, and that's about it. If you want to run, run. It shouldn't be a Cirque duSoleil series of flaming hoops challengers have to delicately dive through with no end in sight.

Accountability's not so bad. Just do your job competently with honesty and integrity--and you'll be a-okay.

Get involved shareholders! Employees--we're all shareholders now through the advent of the 401(k). Use your rights--or lose your pensions.


Steve Nieman

Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. will be soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 annual meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement will soon be available at our web site www.votepal.com . You will be free to download and print as many copies of any materials located on our web site www.votepal.com . For any further information, please email info@votepal.com .
Call toll free at 1866-2-VOTEUS, (866-286-8387)
or write us at:
P. O. Box 602
Brush Prairie, WA
98606
Message filed by Richard Foley on eRaider.com board on 5.1.03
Let open discussion and honest inquiry light the darkness of our discovery and lever off the stones of favor that we may see that nothing shall be hidden. It is no calumny to ask the taylor's name who's wonderous work has so satisfied.

Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. will be soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 annual meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement will soon be available at our web site www.votepal.com .
 You will be free to download and print as many copies of any materials located on our web site www.votepal.com . For any further information, please email info@votepal.com .
Call toll free at 1866-2-VOTEUS, (866-286-8387)
or write us at:
P. O. Box 602
Brush Prairie, WA
98606
Richard D. Foley